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                                                                   EXHIBIT 10.1


         DESCRIPTION OF THE MATERIAL TERMS OF APPLIED INNOVATION INC.'S
                          2005 MANAGEMENT BONUS PROGRAM

         Under the Company's 2005 Management Bonus Program (the "Program"), each of the Company's executive officers (William H. Largent, Andrew J. Dosch, Thomas
R. Kuchler, Eric W. Langille, and John F. Petro) except for Angela R. Pinette, the Company's Vice President of Sales, has the potential to earn a bonus calculated as a percentage of his base salary (either 10%, 20%, 30%, 40%, 50% or 60%) conditioned upon the Company attaining certain adjusted operating income targets, then multiplied by a percentage (0% to 100%) dependent on the Company attaining one or more of five weighted revenue objectives (the "Revenue Objectives").

         Adjusted Operating Income is defined as operating income exclusive of bonuses and restructuring charges. The five Revenue Objectives and their weighting are total revenue (70%); wireline revenue (10%); wireless revenue (10%); international revenue (5%); and government revenue (5%). Each executive officer must be employed by the Company on December 31, 2005 to be eligible to receive any bonus under the Program.

         Under Ms. Pinette's bonus program, Ms. Pinette has the potential to earn the following bonuses: quarterly bonuses of $7,500 each based upon the Company attaining quarterly revenue targets; an annual bonus of $30,000 based upon the Company attaining an annual revenue target; and an annual bonus of $20,000 based upon Ms. Pinette meeting certain management based objectives ("MBOs"). The Committee amended Ms. Pinette's bonus opportunity so that if the Company has met its revenue plan for the nine months ending September 30, 2005, then Ms. Pinette will be paid 50% of the $30,000 annual revenue plan opportunity, with the final $15,000 dependent on attainment of the annual revenue target, and the Company's President and CEO is given discretion to pay 50% of the $20,000 annual MBO bonus opportunity during the balance of calendar 2005 based on attainment of such agreed MBOs, with the remainder to be paid dependent on attainment of the MBOs for the year.